THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF CANADA OR THE SECURITIES LAWS OF ANY U.S. STATE OR CANADIAN PROVINCE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND CANADIAN SECURITIES LAWS.  THE SECURITIES PURCHASED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE UNDER A UNANIMOUS SHAREHOLDERS AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH AGREEMENT AND UNDER THE SECURITIES ACT, THE CANADIAN SECURITIES LAWS AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

MANAGEMENT SHARE SUBSCRIPTION AGREEMENT

This MANAGEMENT SHARE SUBSCRIPTION AGREEMENT is made as of  March 31, 2004 among J.A. Bombardier (J.A.B.) Inc., a corporation incorporated under the laws of Canada (“JAB”), Bombardier Recreational Products Inc., a corporation incorporated under the CBCA (“BRP” and together with JAB, the “Companies”) and the investor listed on Schedule 1 hereto (the “Subscriber”).

Recitals

The Subscriber has been, or will be, hired to serve as an executive of JAB and/or one or more of its subsidiaries, and JAB desires to motivate and compensate the Subscriber in such capacity in part through equity participation in JAB.

The Subscriber is willing to purchase, and JAB is willing to issue and sell to the Subscriber, the number of Class B Common Shares set forth opposite the name of the Subscriber on Schedule 1 hereto (the “Subscription Shares”), all on the terms and subject to conditions set forth herein.

In connection with the purchase of Class B Common Shares pursuant to this Agreement, the Subscriber will become party to (A) a Unanimous Shareholders Agreement substantially in the form attached hereto as Exhibit A (the “Shareholders Agreement”) and (B) a Registration Rights Agreement, as defined in the Shareholders Agreement (the “Registration Rights Agreement”).

Agreement

In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Definitions.  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Shareholders Agreement.  As used herein, the following terms are used with the meanings provided below:

(a)

“Cause” means the following events or conditions: (i) (other than by reason of Disability) the willful failure to perform, or gross negligence in the performance of, the holder's material duties and responsibilities to JAB or any of its subsidiaries, or willful failure to follow or carry out any reasonable material direction of the Board, and the continuance of such failure or gross negligence for a period of thirty days after written notice to the Subscriber; (ii) the material breach by the Subscriber of any agreement to which such holder and JAB or any of its subsidiaries are party, which breach continues for thirty days after written notice to the Subscriber; (iii) the commission of fraud, embezzlement, theft, sexual harassment or other material dishonesty by the Subscriber; (iv) the conviction of the Subscriber of, or plea by such holder of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; and (v) any other intentional action or intentional omission that involves a material breach of fiduciary obligation on the part of the Subscriber or otherwise could reasonably be expected to have a material adverse effect upon the business, interests, or reputation of JAB or any of its subsidiaries.

(b)

“Change of Control” means the first Transfer resulting in 50% or more of the then outstanding Class A Common Shares of JAB being held by any Person or group of Persons acting in concert (other than the Investors and their Affiliates and other than an underwriter in connection with a Public Offering)

(c)

“Disability” means, for purposes of this Agreement only, the inability of the Subscriber to perform substantially all of the Subscriber's duties and responsibilities to the Companies and their  Affiliates as a result of any illness, injury, accident or condition of either a physical or psychological nature suffered by the Subscriber, with or without reasonable accommodation, for 180 consecutive days, as determined by a physician selected by the Companies to whom the Subscriber has no reasonable objection.

(d)

 “Equity Investor Agreements” means this Agreement, the Shareholders Agreement and the Registration Rights Agreement.

(e)

 “Initial Public Offering” means the first sale of Common Shares (whether in a primary offering of new shares or a secondary offering of issued and outstanding shares) to an underwriter for reoffering to the public in a Public Offering pursuant to (i) an effective registration statement filed with the SEC on Form S-1 (or any successor form), (ii) a preliminary and final prospectus filed with any Canadian Securities Authority under Canadian Securities Laws or (iii) comparable mechanics under the securities laws of any other jurisdiction.

(f)

“Retirement” means retirement from active employment with the Company and its Affiliates at or after age 65 or at or after such earlier age and upon the completion of such years of service as the Board may specify.

2.

Sale and Purchase of Subscription Shares.

2.1.

On the terms and subject to the conditions hereof, JAB hereby agrees to sell to the Subscriber, and by its acceptance hereof the Subscriber agrees to purchase from JAB for investment the number of Class B Common Shares set forth opposite the name of the Subscriber on Schedule 1 hereto at the aggregate purchase price set forth on Schedule 1.

2.2.

The sale, purchase and issuance of the Subscription Shares pursuant to Section 2  will take place at the same time at the closing (the “Closing”) at the offices of JAB at 1000 de La Gauchetière Street West, Suite 4310, Montréal, Québec or such other place as the parties shall mutually agree.  The Closing shall take place concurrently with the execution or delivery of this Agreement or at such other time as the parties shall mutually agree.

2.3.

At the Closing, in each case against payment to JAB, in cash or by certified cheque, bank draft or money order payable to JAB or by such other means acceptable to the Company in the amount indicated on Schedule 1, JAB will deliver certificates for the Subscription Shares, registered in the respective names of the Subscriber.

3.

Representations and Warranties of the Companies.  Each Company jointly and severally (solidarily) represents and warrants to the Subscriber that:

3.1.

Each of the Companies is duly organized, validly existing and in good standing under the CBCA.  JAB has made available to the Subscriber true and complete copies of the articles of incorporation and the by-laws of JAB as in effect on the date hereof.  Such documents will be in effect in such form on the date of the Closing (the “Closing Date”).

3.2.

Each Company has taken, or prior to the Closing Date will have taken, all corporate action required to authorize the execution and delivery of this Agreement and the issuance of the Subscription Shares.

3.3.

The Subscription Shares, when issued and upon payment of the purchase price therefor, will be duly authorized, validly issued, fully paid and non-assessable.

3.4.

Each of this Agreement and the other Equity Investor Agreements is, or at or prior to the Closing will be, a legal, valid and binding obligation of the Companies, and each of those agreements is enforceable against each Company in accordance with its respective terms.

3.5.

Assuming the accuracy of the representations and the warranties of the Subscriber in Section 4 herein, the offering, sale and issuance of the Subscription Shares constitutes a transaction exempt from registration under the Securities Act and is made in compliance with all applicable state securities laws, Canadian Securities Laws and rules and regulations promulgated thereunder.

4.

Representations and Warranties of the Subscriber.  The Subscriber represents and warrants to the Companies that:

4.1.

The Subscriber has full legal capacity, power and authority to execute and deliver this Agreement and the other Equity Investor Agreements and the Non-Disclosure, Non-Competition and Non-Solicitation Agreement in the form of Exhibit B hereto (the "Non-Competition Agreement") and to perform his obligations under this Agreement and each other Equity Investor Agreement and the Non-Competition Agreement.

4.2.

This Agreement, each other Equity Investor Agreement and the Non-Competition Agreement have been duly executed by the Subscriber and is the legal, valid and binding obligation of the Subscriber enforceable against him in accordance with the terms thereof.

4.3.

The Subscriber's execution and performance of this Agreement and the other Equity Investor Agreements, the Non-Competition Agreement and consummation of the transactions contemplated by the Equity Investor Agreements and the Non-Competition Agreement do not violate or result in a default under or with respect to any agreement, law, rule, regulation, order, judgment or duty applicable to the Subscriber or to its Affiliates.

4.4.

Solely for establishing that the offer, sale and issuance of the Subscription Shares being purchased by the Subscriber pursuant to this Agreement are exempt from the registration requirements of the Securities Act and the comparable provisions of state securities laws and not in any way to mitigate the responsibility or liability of the Companies for any breach of the representations and warranties made by the Companies in this Agreement, on which the Subscriber is relying in full in connection with its, his or her decision to invest in the Companies:

(a)

the Subscriber has been advised that the Subscription Shares have not been registered or qualified for distribution by way of prospectus under the Securities Act, Canadian Securities Laws or any state or provincial securities laws and, therefore, cannot be resold unless they are registered or distributed under a prospectus under applicable securities laws or unless an exemption from such requirements is available;

(b)

the Subscriber is aware that JAB is under no obligation to effect any such registration or file any registration with respect to the Subscription Shares (except solely to the extent, if any, provided in the Registration Rights Agreement), to file a prospectus or to file for or comply with any exemption from such requirements;

(c)

the Subscriber is purchasing the Subscription Shares to be acquired by the Subscriber hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act or Canadian Securities Laws; and

(d)

the Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

4.5.

The Subscriber acknowledges that he has been advised by JAB to consult with counsel satisfactory to him other than counsel to JAB and its Affiliates with respect to this Agreement and the transactions contemplated hereby.  The Subscriber understands, acknowledges and agrees that such counsel retained by JAB in connection with the transactions contemplated hereby does not and will not represent the Subscriber in connection with the subscription for the Subscription Shares or the terms of the Subscriber's employment, or any dispute that may arise between JAB and the Subscriber with respect thereto.

4.6.

The Subscriber acknowledges and confirms that he has not been furnished with any oral or written representation, warranty, covenant or agreement from JAB in connection with the purchase of Subscription Shares hereunder (or the investment in JAB to be established thereby) which is not contained in this Agreement (it being understood that the only representations and warranties being made in connection with the sale of securities contemplated hereby are the express representations and warranties contained herein).

4.7.

The Subscriber acknowledges that JAB is entering into this Agreement in reliance upon his representations and warranties in this Agreement.

4.8.

The Subscriber resides at the address set forth on Schedule 1 hereto and is a resident of the country, state or province indicated in such address.

5.

Conditions to Purchase of Subscription Shares.

5.1.

JAB's obligation to issue and sell the Subscription Shares on the Closing Date shall be subject to the satisfaction of the following conditions:

(a)

All representations and warranties of the Subscriber contained in this Agreement shall be true and correct as of the Closing, and consummation of the subscriptions contemplated hereby shall constitute a reaffirmation by the Subscriber that all representations and warranties of the Subscriber contained in this Agreement are true and correct as of the Closing.

(b)

On or before the Closing Date, substantially contemporaneously with the issuance and sale of the Subscription Shares hereunder, the Subscriber shall have duly executed and delivered to JAB a counterpart of the Shareholders Agreement, the Registration Rights Agreement and the Non-Competition Agreement and such other documents as JAB may reasonably request in connection with the transactions contemplated hereby.

5.2.

The Subscriber's obligation to purchase and pay for the Subscription Shares on the Closing Date shall be subject to the satisfaction of the following conditions:

(a)

All representations and warranties of the Companies contained in this Agreement shall be true and correct as of the Closing, and consummation of the Closing shall constitute a reaffirmation by the Companies that all the representations and warranties of the Companies contained in this Agreement are true and correct as of the  Closing.

(b)

On the Closing Date, substantially contemporaneously with the issuance and sale of the Subscription Shares hereunder, each party other than the Subscriber shall have duly executed and delivered to the Subscriber a counterpart of the Shareholders Agreement, the Registration Rights Agreement and the Non-Competition Agreement and such other documents as the Subscriber may reasonably request in connection with the transactions contemplated hereby.

6.

Option to Purchase Shares.

6.1.

Except as JAB may otherwise agree with the Subscriber with respect to his Subscription Shares, upon the Subscriber's termination of employment with JAB and its subsidiaries for any reason, JAB shall have the right to purchase (a “Call Option”) all or any portion of the Subscription Shares (the “Subject Shares”) held by the Subscriber or originally issued to the Subscriber but held by one or more Permitted Transferees (collectively, the “Shareholder Call Group”). The repurchase price shall be payable in cash.

6.2.

Except in the event of termination of Subscriber's employment by JAB for Cause, the repurchase price per share shall be the fair market value of such share at the time of repurchase pursuant to the Call Option.  If the Subscriber's employment is terminated by JAB for Cause, the repurchase price per share will be equal to the lesser of: (i) the original purchase price of such shares as reduced (but not below $.01 per share) to account for any amounts paid by JAB in respect of dividends or distributions relating to the Subject Shares and (ii) the fair market value of such share at the time of repurchase pursuant to the Call Option.  For purposes of this Section 6, fair market value of the shares shall be determined by the Board in good faith, taking into account all material facts then actually known to the Board.

6.3.

JAB may exercise the Call Option by providing written notice of such exercise (the “Call Notice”) to the Shareholder Call Group not later than the 60th day after the later of (i) the effectiveness of the termination of employment and (ii) the 180th day after the Closing hereunder.  The Call Notice shall state that JAB has elected to exercise the Call Option, and the number and expected repurchase price of the Subject Shares with respect to which the Call Option is being exercised.  In such event, closing of the share sale pursuant to the Call Option shall take place at such time and place as JAB shall specify by notice to the Subscriber which will be no later than 30 days after the date of JAB's notice of exercise of the Call Option.  At the closing of such sale, the holder of Subject Shares to be sold shall deliver the certificates evidencing the shares to be purchased by JAB duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against payment of the repurchase price required by this Section 6.  In the event that such holder of Subject Shares fail to deliver such certificates to JAB on the date specified by JAB for the closing, JAB may cancel such Subject Shares on the books and records of JAB and deposit such repurchase price in a separate bank account for the benefit of such holders, which JAB shall release to such holders upon receipt of such share certificates.  The delivery of a certificate or certificates for Subject Shares by any Person selling Subject Shares pursuant to any Call Option shall be deemed a representation and warranty by such Person that:  (i) such Person has full right, title and interest in and to such Subject Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Subject Shares as contemplated; (iii) such Subject Shares are free and clear of any and all liens or encumbrances and (iv) there is no Adverse Claim with respect to such Subject Shares.

6.4.

If JAB elects not to exercise its Call Option or does not elect to purchase all of the Subject Shares, JAB shall deliver a notice to the Investors notifying the Investors of its election not later than the 60th day after the later of (i) the effectiveness of the termination of employment and (ii) the 180th day after the Closing hereunder.  The Investors shall have a second option to purchase any of the Subject Shares which are not purchased by JAB or its assignee (the “Remaining Shares”) on the same term and conditions described above.  Each Investor may elect to purchase (each, an “Electing Purchaser”) any number of the Remaining Shares by providing a written notice thereof to the Subscriber not later than the 90th day after the later of (i) the effectiveness of the termination of employment and (ii) the 180th day after the Closing hereunder; provided however, the number of Remaining Shares to be purchased by each Electing Purchaser shall be determined as follows:

(a)

First, each Electing Purchaser shall be allocated a number of Remaining Shares equal to the lesser of (A) the number of Remaining Shares as to which the Electing Purchaser elected to purchase or (B) such Electing Purchaser's pro rata share of such Remaining Shares based on the number of Class A Common Shares owned by such Electing Purchaser as of immediately prior to the expiration of the period for submitting election notices, and

(b)

the balance, if any, shall be offered and allocated to Electing Purchasers to the extent they express (or in the election notice expressed) a willingness to purchase additional Remaining Shares (and, in the case of over-subscription for such additional Remaining Shares, shall be allocated among Electing Purchasers in such manner as they may agree, or absent agreement pro rated in accordance with their respective ownership of Class A Common Shares as of immediately prior to the expiration of the period for submitting election notices).

6.5.

The Subscriber acknowledges and agrees on his own behalf and on behalf of the Shareholder Call Group that neither JAB nor any Person directly or indirectly affiliated with JAB (in each case whether as a shareholder, director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to him or any member of the Shareholder Call Group, and neither he nor any member of the Shareholder Call Group shall have any right to be advised of, any material information regarding JAB or otherwise at any time prior to, upon, or in connection with any termination of his employment by JAB and its subsidiaries upon the exercise of any Call Option or any purchase of the Management Shares in accordance with the terms hereof.

6.6.

The provisions of this Section 6 shall expire on the occurrence of an Initial Public Offering or Change of Control.

7.

Option to Sell Shares.

7.1.

Except as JAB may otherwise agree with the Subscriber with respect to his Subscription Shares, if the Subscriber's employment with JAB and its subsidiaries is terminated by JAB without Cause or as a result of the Subscriber's death, Disability or Retirement, then the Subscriber shall have the right to sell to JAB (a “Put Option”) (a) all or any portion of the Subject Shares held by the Subscriber or the Shareholder Call Group, in the case of termination by JAB without Cause or (b) a portion of the Subject Shares held by the Subscriber or the Shareholder Call Group with a maximum aggregate fair market value (determined in the manner described in Section 7.2) no greater than the aggregate purchase price set forth on Schedule 1, in the case of termination as a result of the Subscriber's death, Disability or Retirement.  The repurchase price shall be payable in cash.

7.2.

The repurchase price per share shall be the fair market value of such share at the time of repurchase pursuant to the Put Option.  For purposes of this Section 7, fair market value of the shares shall be determined by the Board in good faith, taking into account all material facts then actually known to the Board.

7.3.

The Subscriber may exercise the Put Option by providing written notice of such exercise to JAB not later than the 60th day (or, 90th day in the case of termination as a result of the Subscriber's Disability or Retirement and 365th day in the case of termination as a result of Subscriber's death) after the later of (i) effectiveness of the termination of employment and (ii) the 180th day after the Closing hereunder.  The Put Notice shall state that the Subscriber has elected to exercise the Put Option, and the number and price of the Subject Shares with respect to which the Put Option is being exercised.  In such event, closing of the share sale pursuant to the Put Option shall take place at such time and place as JAB shall specify by notice to the Subscriber which will be no later than 30 days after the date of the Subscriber's notice of exercise of the Put Option.  At the closing of such sale, the holder of Subject Shares to be sold shall deliver the certificates evidencing the shares to be purchased by JAB duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against payment of the repurchase price required by this Section 7.  In the event that such holder of Subject Shares fail to deliver such certificates to JAB on the date specified by JAB for the closing, JAB may cancel such Subject Shares on the books and records of JAB and deposit such repurchase price in a separate bank account for the benefit of such holders, which JAB shall release to such holders upon receipt of such share certificates.  The delivery of a certificate or certificates for Subject Shares by any Person selling Subject Shares pursuant to any Put Option shall be deemed a representation and warranty by such Person that:  (i) such Person has full right, title and interest in and to such Subject Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Subject Shares as contemplated; (iii) such Subject Shares are free and clear of any and all liens or encumbrances and (iv) there is no Adverse Claim with respect to such Subject Shares.

7.4.

The Subscriber acknowledges and agrees on his own behalf and on behalf of the Shareholder Call Group that neither JAB nor any Person directly or indirectly affiliated with JAB (in each case whether as a shareholder, director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to him or any member of the Shareholder Call Group, and neither he nor any member of the Shareholder Call Group shall have any right to be advised of, any material information regarding JAB or otherwise at any time prior to, upon, or in connection with any termination of his employment by JAB and its subsidiaries upon the exercise of any Put Option or any purchase of the Management Shares in accordance with the terms hereof.

7.5.

The provisions of this Section 7 shall expire on the occurrence of an Initial Public Offering or Change of Control.

8.

Indemnities.  Each party to this Agreement hereby indemnifies and agrees to hold harmless each other party to this Agreement from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges) resulting from (i) any breach of any representation, warranty or agreement of such indemnifying party in this Agreement, (ii) any misrepresentation by such indemnifying party in this Agreement or (iii) any failure by such indemnifying party to perform its obligations under this Agreement.

9.

Restrictions on Transfer.

9.1.

For so long as the Shareholders Agreement is in effect, the Subscriber will not (except as required by law), directly or indirectly (i) sell, transfer, assign or otherwise dispose or (ii) other than pursuant to the Shareholders Agreement create, incur, assume or suffer to exist any lien, security interest, pledge, claim, option, right of first refusal or other encumbrance, with respect to the Shares without the prior written consent of JAB, except that the Subscriber may, without such consent:

(a)

Transfer such Shares to the extent permitted by the Shareholders Agreement to one or more persons who meet and have complied with all requirements of the Shareholders Agreement with respect to such transfers (each such person being referred to herein as a "Permitted Transferee"); and

(b)

Transfer the Shares to the extent required by the Shareholders Agreement;

if in each case, for so long as Section 6 of this Agreement is still in effect, the Permitted Transferee agrees to be bound by the terms of this Agreement.

9.2.

All certificates evidencing any of the Shares subject to this Agreement shall bear a legend in substantially the following form, in addition to any other legends that may be required under any applicable securities laws and the Shareholders Agreement:

“The shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a certain Subscription Agreement dated as of                 , as amended, a copy of which may be inspected at the principal office of the Corporation or obtained from the Corporation without charge.”

10.

Notices.  Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or email, or (c) sent by internationally recognized courier service, in each case, addressed as follows:  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon delivery, if personally delivered, (ii) upon confirmation of facsimile or email delivery (provided that any notice so given is also sent as provided in clause (c) above) and (iii) one business day following the date sent when sent by overnight delivery at the following address:

(i) If to a Subscriber, to him at his address as listed in the personnel files regularly maintained by the Company or the subsidiary with which the Subscriber is employed; and

(ii) If to JAB or BRP to it:

c/o Beaudier Inc.
1000 de La Gauchetière West
Suite 4310
Montréal, Québec H3B 4W5
Facsimile: (514) 861-0032
E-mail: jacques.levesque@beaudier.com &
louis.laporte@beaudier.com
Attention: Jacques Levesque & Louis Laporte

and to:

c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Facsimile: (617) 516-2010
E-mail: mlevin@baincapital.com
Attention: Matthew S. Levin

and to:

c/o CDP Capital Amérique
Centre CDP Capital
1000, Place Jean-Paul Riopelle
Montréal, Qc, H2Z 2B3
Tel: (514) 847-2447
Facsimile: (514) 847-2493
Attention: Luc Houle & Robert Côté
E-mail: lhoule@cdpcapital.com &
rcote@cdpcapital.com

If to a Bain Investor, to it at both:

33, rue Henri VII
L-1725 Luxembourg

Facsimile:  352 26 26 14 444

Attn:  Theo J. Van Den Berghe, Manager

Frank Bergrnan, Manager

With a copy to:

Michael Siefke, Manager

c/o Bain Capital Munich

Beteilgungsberatung GmbH

Maximilianstrasse 11

80539 Munich, Germany

Facsimile:  49 89 244 41 07 31

If to a Beaudier Group Investor, to it:

c/o Beaudier Inc.
1000 de la Gauchetiére St. West, suite 4310
Montréal, Qc, H3B 4W5
Facsimile (514) 861-0032
E-mail:jacques.levesque@beaudier.com &
louis.laporte@beaudier.com
Attention: Jacques Levesque & Louis Laporte

If to a Caisse Investor, to it:

c/o CDP Capital Amérique
Centre CDP Capital
1000, Place Jean-Paul Riopelle
Montréal, Qc, H2Z 2B3
Tel: (514) 847-2447
Facsimile: (514) 847-2493
Attention: Luc Houle & Robert Côté
E-mail: lhoule@cdpcapital.com &
rcote@cdpcapital.com

In each case with a copy to each of:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile:  1-617-951-7050

E-mail:  nstillwell@ropesgray.com

Attention: R. Newcomb Stillwell

Osler Hoskin & Harcourt LLP

1000 de la Gauchetière St. West, suite 2100

Montréal, Qc,  H3B 4W5

Facsimile:  1-514-904-8101

E-mail:  blevitt@osler.com

Attention: Brian Levitt

Fasken Martineau DuMoulin LLP

Stock Exchange Tower

Suite 3400, P.O. Box 242

800 Place-Victoria

Montréal, Québec

Canada H4Z 1E9

Facsimile:  (514) 397-7600

Attention:  Robert Paré & Daniel Picotte

E-mail: rpare@mtl.fasken.com &

dpicotte@mtl.fasken.com

Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

11.

Miscellaneous.

11.1.

 This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the Subscriber's purchase of Subscription Shares.  Neither this Agreement nor any provision hereof nor any action taken or omitted to be taken is intended or shall be deemed to create or confer on the Subscriber any right to be retained in the employ of Holding or any of its subsidiaries  (including, without limitation, any right to serve or continue to serve as a director) or to interfere with or limit in any way the right of JAB or its subsidiaries to terminate the employment of the Subscriber at any time, subject only to such other written agreements as may have been or may be entered into separately between JAB and/or its subsidiaries and a Subscriber with respect to terms of such employment.

11.2.

This Agreement can be changed only by an instrument in writing signed by the party against whom enforcement of such change is sought.

11.3.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives; provided, however, that prior to the Closing, no Subscriber may assign any of the Subscriber's rights hereunder and, after the Closing, no Subscriber may assign any of the Subscriber's rights hereunder except in connection with a transfer of the Shares in compliance with the terms and conditions of this Agreement.   Without limiting the generality of the foregoing, in the case of death or Disability of the Subscriber, Subscriber's rights under this Agreement may be exercised by the Subscriber's legal representatives.

11.4.

All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and transfer of any Subscription Shares.

11.5.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

11.6.

The Investors are intended third party beneficiaries to this Agreement.

12.

Governing Law; Consent to Jurisdiction.

12.1.

This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec, including the CBCA, without reference to or giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.   This Agreement will be treated in all respects as a Québec contract.

12.2.

Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the jurisdiction of the Superior Court of Québec sitting in the District of Montreal for the purpose of any action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of the above-named court in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by the laws of Québec, and agrees that service of process delivery in the manner specified for notices under the Shareholders Agreement is reasonably calculated to give actual notice.

12.3.

Language.  The parties have expressly requested that this Agreement and all related documents be drafted in English only.  Les parties ont expressément requis que cette entente et tous les documents qui s'y rattachent soient rédigés en anglais seulement.

[Remainder of page intentionally blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Agreement to be executed, under seal, as of the date first above written by their officers or other representatives thereunto duly authorized.

JAB:

J.A. BOMBARDIER (J.A.B.) INC.

By________________________________

     Title:

By________________________________

     Title:

BRP:

BOMBARDIER RECREATIONAL PRODUCTS INC.

By________________________________

     Title:

By________________________________

     Title:

THE SUBSCRIBER:

Schedule 1

to Management Share Subscription Agreement

SUBSCRIPTION SHARES

Name and Address of Subscriber	Class B Common Shares	Purchase Price